Exhibit 10.8

                  Merchant Referral Portal Marketing Agreement

      THIS AGREEMENT, is hereby entered into this 3rd day of January, 2000 between Integrated Merchant Services, Inc. (hereinafter referred to as "IMS"), and Ubuy.com, Ltd (hereinafter referred to as "UBUY").

      WHEREAS, IMS offers electronic credit card authorization and payment systems to merchants ("Merchant Accounts").

      WHEREAS, UBUY provides a variety of money saving benefits and services programs ("Ubuy Programs") to the public through their membership, affinity and/or employment with UBUY's clients who are predominantly Associations, Fundraising Organizations, ISPs, Supermarkets, Telecommunications companies and businesses ("UBUY Members").

      WHEREAS, UBUY has developed a Portal program (JUOL Program) which contains industry specific portals and sub-portals, that introduce the UBUY benefits and services via the Internet to its Members through JoinUsOnline.com, a UBUY program.

      WHERAS, UBUY has an Industry Specific Business Internet Portal that includes a variety of business related services and products.

      WHEREAS, IMS wishes UBUY to include Merchant Accounts in the Business Portal through the JUOL Program and through UBUY's normal marketing channels.

      NOW, THEREFORE, for good and valuable considerations, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

      1. IMS shall introduce two (2) types of programs ("Merchant Program"). One for merchants to change their processing over to IMS and the other is to purchase processing equipment, software and/or an Internet shopping cart.

      2. UBUY is an independent contractor of IMS, and is solely responsible for the time, manner and place of performance of its duties under this Agreement.

      3. UBUY agrees that during the term of this Agreement, IMS shall be the exclusive provider of Merchant Accounts in the Business Industry Specific Internet Portal in the UBUY Program.

      4. IMS agrees that during the term of this Agreement, UBUY shall be its exclusive Internet Portal provider and Internet Banner and affiliate representative.

TERM
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      5.    The Term of this Agreement shall be for a period of three (3) years subject to automatic renewals of the Term for successive one (1) year periods, unless either party terminates this Agreement by giving the other party written notice of said termination at least ninety (90) days prior to the expiration of the Term.

            (a) This Agreement may be terminated by either party if the Portal Technology and Software Agreement, executed on January 3, 2000 between the parties, is terminated.

            (b) Either party shall have the right to terminate this Agreement in the event of a material default hereunder by the other party, which default is not cured within thirty (30) days after notice of the default is given by the party seeking to terminate the term.

            (c) Each party shall remain liable for services and any fees due or accrued as of the effective date of termination of the term, and for any and all covenants contained herein.

MARKETING, SALES and FEES

      6. UBUY shall market the Merchant Programs to its UBUY members through its normal marketing channels, which include but are not limited to the following: Association advertisements, trade shows, e-mails, banner advertising, affiliate programs, membership programs

      7. IMS may participate in any and all trade shows that UBUY participates in. IMS is responsible for its expenses.

      8. UBUY shall also offer the IMS Merchant Accounts through the JoinUsOnline.com Internet Portal hosted by UBUY and included in some of the UBUY Programs. UBUY is responsible for all development and hosting fees associated with the Internet Portal.

      9. UBUY shall submit all printed and scripted marketing materials to IMS for its approval.

      10. IMS shall pay to UBUY the following fees for enrollment in one of the IMS Programs, according to the following terms and conditions:

            (a) Change of processing - fifty ($50.00) dollars per Ubuy member that changes its processing over to IMS, or

            (b) Purchase - one hundred ($100.00) dollars per Ubuy member that purchases processing equipment, software and/or an Internet shopping cart.


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            (c)   UBUY shall also receive 5 basis points on the net Visa and
                  MasterCard processing volume generated by the UBUY Members that enroll in one of the Merchant Accounts provided by IMS.

            (d) UBUY shall remit all Member information along with any for each program, in a computer compatible format on a weekly basis or sooner.

            (e) Said fees shall be paid by the fifteenth day of each month for all programs.

            (f) The UBUY fees in this Agreement will include a most favored nations pricing guaranteeing that UBUY will always receive IMS 3 best fees for Merchant Accounts.

FULFILMENT AND CUSTOMER SERVICE

After a UBUY Member is provided to IMS, IMS shall provide all future services, including but not limited to the application process, customer service and ongoing support of the UBUY Member for the IMS services enrolled in.

      11. Each party acknowledges that during the Term, it shall have access to the confidential information and trade secrets of the other, consisting of UBUY's customer list and information concerning IMS's methods of operations, attorney lists, systems, products, and membership information. Each party acknowledges and agrees that the foregoing confidential information is confidential and proprietary. Accordingly, each party agrees not to disseminate or use any confidential information of the other party for any purpose except as expressly authorized in this Agreement, whether during or after the termination of the Term within the geographical scope of the United States of America. Furthermore, IMS agrees that during the term of this Agreement and any time thereafter, UBUY's Client's and Members shall remain the sole property of UBUY and cannot be utilized for any other IMS or IMS successor's internal promotions, list enhancements or other list promotions by other companies, or for any other reason, without the written permission of U BUY.

      12. IMS and UBUY declare that the territorial and time limitations, stated herein, are reasonable and properly required for the adequate protection of the business of IMS and UBUY. In the event that any of the territorial or time limitations are deemed to be unreasonable by a court of competent jurisdiction, then all parties agree and submit to the reduction of either the territorial or time limitation as the court deems reasonable.

      13. Each party acknowledges that the other would be irreparably damaged by any breach of the covenants herein and that such damages could not be adequately remedied by damages. Accordingly, each party agrees that these covenants may be enforced by injunction against any breach or threatened breach, without waiving or affecting any claim for damages or other relief.


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      14.   Each party agrees to indemnify and hold the other harmless with respect to any and all losses, damages or expenses (including reasonable attorney's fees) which either party shall sustain as a result of the other's negligent, willful or wanton misconduct in carrying out the responsibilities in this Agreement.

MISCELLANEOUS

      15. The parties agree that this Agreement shall be subject to and governed by the laws of the State of Florida. Venue shall be in Broward County, Florida.

      16. The parties hereby agree if any provision of this Agreement is held to be invalid or unenforceable, all other provisions shall nevertheless continue in full force and effect.

      17. The parties hereby agree that in the event a suit is initiated with reference to this Agreement by any party, the prevailing party shall be entitled to an award of reasonable attorneys fees and disbursements incurred by such party in connection therewith, including but not limited to fees and disbursements in administrative, regulatory, insolvency, bankruptcy and appellate proceedings.

      18. The parties hereby agree that modification and waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default or breaches of the same or similar nature.

      19. The parties hereby agree that this Agreement contains the entire understanding of the parties and replaces any previous Agreements between the parties. There are no representations, covenants, warranties or undertakings other than those expressly set forth in this agreement.

      20. This agreement shall be binding on and insure to the benefit of the respective parties hereto and their successors and assigns.

      21. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and may be delivered by facsimile; facsimile signatures shall have the force and effect of original signatures.

      22. All notices required or allowed hereunder shall be in writing and shall be deemed given upon (1) hand delivery or (2) deposit of same in the United States Certified Mail, Return Receipt Requested, first class postage and registration fees prepaid and correctly addressed to the party for whom intended at the address listed in the first page hereof, or such other address as is most recently noticed for such party.


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      23.   All references to gender or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the text requires.

      24.   Each party represents and warrants to the other as follows:

            (a) the execution, delivery and performance of this Agreement (1) has been duly authorized by all necessary or appropriate acts or proceedings, corporate or otherwise; (2) does not violate or conflict with any provision of its respective Articles of Incorporation, By-Laws, or standing resolutions; and (3) does not violate or result in a breach or default (with the giving of notice, the passage of time, or otherwise) under any contract, understanding, judgment order, writ, law, or regulation that is applicable to the representing party or its assets.

            (b) this Agreement is the valid, legal and binding obligation and Agreement of the representing party, and is enforceable against it in accordance with its terms.

            (c) each representing party is a duly organized and validly existing corporation, in good standing in the respective jurisdiction of its incorporation.


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      IN WITNESS WHEREOF, this Agreement has been executed and delivered in the manner prescribed by law on the date first written above.

Ubuy.com, Ltd

By:_______________________________

__________________________________
        Print Name/Title


Integrated Merchant Services, Inc.

By:_______________________________
        Print Name/Title


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